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                                                                     EXHIBIT 2.2

                                 MARCH 31, 2005

                           BUSINESS TRANSFER AGREEMENT

                                     BETWEEN

                      INDIA SWITCH COMPANY PRIVATE LIMITED

                                       AND

                   EFUNDS INTERNATIONAL INDIA PRIVATE LIMITED

                                       AND

             CLASSIC PAYMENT SOLUTIONS AND SERVICES PRIVATE LIMITED

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                                 [STAMP PAPER]                        [1000 RS.]

                          BUSINESS TRANSFER AGREEMENT

This Business Transfer Agreement (hereinafter known as the "Agreement") is entered into in Chennai, the 31st day of March 2005 by and between:

INDIA SWITCH COMPANY PRIVATE LIMITED, a company incorporated under the laws of India and having its registered office at 5, Mezzanine Floor, Thapar House, 43-44 Montieth Road, Egmore, Chennai 600 008 (hereinafter referred to as "ISC" which expression shall, unless it is repugnant to the context or meaning thereof, include its successors and permitted assigns);

                                       AND

EFUNDS INTERNATIONAL INDIA PRIVATE LIMITED, a company incorporated under the laws of India and having its registered office at F-40, N.D.S.E.-I, New Delhi - 110 049 (hereinafter referred to as "EFUNDS" which expression shall, unless it is repugnant to the context or meaning thereof, include its successors and permitted assigns);

                                       AND

CLASSIC PAYMENT SOLUTIONS AND SERVICES PRIVATE LIMITED, a company incorporated under the laws of India and having its registered office at F-40, N.D.S.E.-I, New Delhi - 110 049 (hereinafter referred to as the "PURCHASER" which expression shall, unless it is repugnant to the context or meaning thereof, include its successors and permitted assigns).

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(ISC, eFunds and the Purchaser are hereinafter also individually and collectively referred to as "PARTY" or "PARTIES" respectively)

WHEREAS:

A. ISC is engaged in the business of providing (a) automated teller machines ("ATM") with or without infrastructural facilities under outsourcing, managed services and processing arrangements which include ATM maintenance, terminal driving and terminal health monitoring (b) transaction processing comprising the processing of electronic debit and credit transactions through networks including gateway processing to national and international networks; (c) switch processing services to enable shared electronic transactions between financial institutions; (d) shared networks (e.g. "BANCS") through which financial institutions can participate to pursue processing services and (e) debit card production and issuance fulfillment (the "BUSINESS").

B. ISC has agreed to sell and transfer, and the Purchaser has agreed to purchase and acquire the ISC Transferred Business (as defined hereinafter), as a going concern on a slump sale basis for a lump sum consideration upon and subject to the terms and conditions set forth herein. The Purchaser shall, prior to the Closing Date, be a wholly owned subsidiary of eFunds, which in turn is an indirectly held wholly owned subsidiary of eFunds Inc., a public listed company incorporated in the United States of America.

NOW THEREFORE in consideration of the mutual promises hereinafter set forth, the Parties hereto agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1   Definitions

      In this Agreement, unless repugnant or contrary to the context hereof, the following terms when capitalized, shall have the meaning assigned herein when used in this Agreement. When not capitalized, such words shall be attributed their ordinary meaning.

      "ACCOUNTING STANDARDS" means the Accounting Standards issued by the Institute of Chartered Accountants of India;

      "AFFILIATE" means with respect to any Person (as defined hereinafter), any other Person directly or indirectly controlling, controlled by or under common control with such first Person. For purposes of this definition, the term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person whether

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      through ownership of voting securities, by contract or otherwise;

      "AGREEMENT" means this Business Transfer Agreement including all annexures, schedules and exhibits attached hereto or incorporated in it by reference and also includes all subsequent amendments and modifications to this Agreement, if any;

      "ASSUMED NET CURRENT ASSET VALUE" shall have the meaning assigned to it in
      Article 2.2.1;

      "BENEFIT PLANS" means all provident fund, gratuity, medical insurance, leave encashment and other similar funds or benefits, if any, created and or maintained by ISC with respect to the Transferred Employees (as defined hereinafter) and as detailed in ANNEXURE A hereof;

      "BUSINESS DAY" means any day, which is not (a) a day when principal commercial banks in Chennai are closed for business; or (b) a day which is notified as a holiday under the Indian Negotiable Instruments Act, 1881 and pursuant to such notification principal commercial banks in Chennai are dosed for business;

      "CLOSING" means the consummation of the transfer of the ISC Transferred Business from ISC to the Purchaser as contemplated by this Agreement, and specifically as contemplated by Article 3.2 hereof;

      "CLOSING PAYMENT" has the meaning assigned to it in Article 2.1.2 hereof;

      "CLOSING DATE" means the date on which the Closing takes place;

      "CLOSING NET CURRENT ASSET AMOUNT" shall have the meaning assigned to in
      Article 2.2.2 (i);

      "CONTINGENT AMOUNT" means the amount(s) defined in Article 2.1.5 hereof and calculated and paid in accordance with ANNEXURE O;

      "EFFECTIVE DATE" means the date of execution of this Agreement;

      "EXCLUDED LIABILITIES" has the meaning assigned to it in Article 2.1.8 hereof;

      "FINANCIAL STATEMENTS" has the meaning assigned to it in Article 4 (e) (1) hereof;

      "GOVERNMENTAL BODY" means any national, regional or local government, any governmental, semi-governmental, administrative, regulatory, or judicial body, department, commission, authority, tribunal, agency, central bank or other entity with jurisdiction over the transactions contemplated hereunder, exercising executive, legislative, judicial, regulatory or administrative functions of government;

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      "INTELLECTUAL PROPERTY" means the trademarks, copyright and entitlement to use third party software relating to the ISC Transferred Business (including any software developed by ISC's Affiliates for use in the ISC Transferred Business) and more particularly identified in ANNEXURE B hereof, which licenses, trademarks and copyright shall be transferred to or assigned in favour of the Purchaser;

      "ISC ASSUMED LIABILITIES" means the liabilities of ISC which shall be transferred to the Purchaser on the Closing Date, consisting of secured loans, outstandings in relation to ATMs acquired on lease, the ISC Assumed Current Liabilities (as defined hereinafter), the ISC Assumed Benefit Plan Liabilities (as defined hereinafter) only as listed in ANNEXURE C. It shall also include all liabilities in relation to the ISC Transferred Business, whether current, contingent or otherwise, accruing and arising after the Closing Date and only to the extent the liability relates to the conduct of the ISC Transferred Business after the Closing Date including under the Contracts (as defined hereinafter) novated in favour of the Purchaser at the Closing. In no event do ISC Assumed Liabilities include Excluded Liabilities;

      "ISC ASSUMED BENEFIT PLAN LIABILITIES" means the liabilities of ISC in respect of the Benefit Plans of the Transferred Employees;

      "ISC ASSUMED CURRENT LIABILITIES" means all current liabilities and obligations of ISC including sundry creditors, sundry deposits, advance subscriptions and provisions and payables relating exclusively to the Business, loans, borrowings & claims, accrued liabilities to Transferred Employees which are incurred in accordance with the terms of employment, and taxes accrued but unpaid (excluding overdue and / or unaccounted taxes) all of the above as specifically identified in ANNEXURE C. For the purposes of this definition, it is clarified that the term "ISC Assumed Current Liabilities" shall not include any liability, which is not identified at ANNEXURE C hereof and shall specifically exclude the Excluded Liabilities.

      "ISC TRANSFERRED ASSETS" means all of the tangible and intangible assets, excluding cash, used in or otherwise related to the ISC Transferred Business on the Closing Date, including the following:

      (a)   All movable properties comprising the following ("MOVABLE ASSETS"):

            (i) current assets related to the ISC Transferred Business including inventories, receivables and other current assets ("CURRENT ASSETS") as set out in ANNEXURE D hereof;

            (ii) All electrical and office equipment, apparatus, machinery, computers and accessories and other miscellaneous fixed assets related to the ISC Transferred Business more particularly described in ANNEXURE E hereof;

            (iii) All fixtures, related to the ISC Transferred Business more particularly described in ANNEXURE F;

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      (b)   All books, records, ledgers, documents and files or other similar information used primarily in the conduct of the ISC Transferred Business, including vendor lists, customer lists, mailing lists, warranty information, catalogs, promotion literature, advertising materials, brochures, standard forms of documents, manuals of operations or business procedures, research materials, personnel records, and all other relevant data and information (collectively referred to as "RECORDS");

      (c) All agreements and/ or contracts, purchase orders, sale orders, and instruments used or held for use primarily in the operation or conduct of the ISC Transferred Business and to which ISC is a party identified in ANNEXURE G hereto, including but not limited to contracts for lease of car, machinery, equipment, sale by ISC of goods or performance by ISC of services, contracts for sale and distribution of products, (collectively referred to as "CONTRACTS");

      (d) All leased lands and premises including structure and other improvements constructed thereon relating to the ISC Transferred Business ("LEASED PREMISES") identified in ANNEXURE H leased to ISC by the lessors ("LANDLORDS") under existing lease agreements ("LEASES" or "LEASE DEEDS");

      (e)   All Intellectual Property.

      "ISC TRANSFERRED BUSINESS" means the Business of ISC, as a going concern, including the ISC Transferred Assets, the Transferred Employees and the ISC Assumed Liabilities;

      "LENDERS" means the lenders of ISC listed in ANNEXURE I:

      "LIEN" means liens, interests, restrictions, claims, charges, mortgages, pledges, security interests and encumbrances of every kind, whether written or oral and whether or not relating in any way to credit or to the borrowing of money;

      "LOAN AGREEMENTS" or "LOANS" means all loan agreements between ISC and the Lenders more particularly described at ANNEXURE I:

      "NET CURRENT ASSETS" means Current Assets less the ISC Assumed Current Liabilities;

      "NET CURRENT ASSETS CLOSING ACCOUNT" shall have the meaning assigned to it in Article 2.2.2;

      "ORDINARY COURSE" means the ordinary and normal course of the ISC's Business that is consistent with its past practice and business policies in respect of the Business.

      "PERMITS" means all consents, approvals and registrations that are required to carry on the ISC Transferred Business;

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      "PERSON" shall mean any individual, firm, company, joint venture, association, partnership, trust, unincorporated organisation or other entity (whether having separate legal personality and identity or not) including a government entity or a political sub-division or an agency or instrumentality thereof;

      "PURCHASE PRICE" shall have the meaning assigned to it in Article 2.1;
      and,

      "TRANSFERRED EMPLOYEES" means the employees of ISC listed at ANNEXURE J whose employment shall be transferred to the Purchaser, with effect from the Closing Date.

1.2   Interpretation

      In this Agreement, (unless repugnant or contrary to the context hereof):

      (a) reference to the singular includes a reference to the plural and vice versa, and reference to any gender includes a reference to the other gender;

      (b) reference to an individual shall include his legal representative, successor, legal heir, executor and administrator and reference to natural persons shall include bodies corporate and vice versa;

      (c) reference to statutory provisions shall be construed as meaning and including references also to any amendment or re-enactment (whether before or after the date of this Agreement) for the time being in force and to all statutory instruments or orders made pursuant to statutory provisions;

      (d) references to any statute or regulation made using a commonly used abbreviation, shall be construed as a reference to the title of the statute or regulation;

      (e) the terms "hereof", "herein", "hereby", "hereto" and derivative or similar words refer to this entire Agreement;

      (f)   the term "including" means "including, but not limited to";

      (g) the headings and sub-headings hereto are inserted only for reference to the provisions hereof and shall not affect the construction of such provisions;

      (h) information contained in the relevant Annexures hereto have been updated until February 28, 2005 and shall be further updated immediately prior to Closing; and

      (i) Any word or phrase defined in the body of this Agreement as opposed to being defined in Article 1.1 above shall have the meaning assigned to it in such definition throughout this Agreement, unless the contrary is expressly stated or the contrary clearly appears from the context.

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                                    ARTICLE 2
                    TRANSFER OF BUSINESS AND PURCHASE PRICE

2.1   TRANSFER OF BUSINESS

2.1.1 Upon the terms and subject to the conditions of this Agreement, ISC agrees to sell and transfer to the Purchaser and the Purchaser hereby agrees to purchase and acquire from ISC, on the Closing Date, all of the right, title and interest in the ISC Transferred Business as a going concern and on a slump sale basis. In consideration of the sale, transfer, assignment, conveyance and delivery by ISC of the ISC Transferred Business at Closing, the Purchaser shall pay to ISC the Purchase Price, comprising of an amount of Rupees 76,56,25,000 (Rupees Seventy Six Crores Fifty Six Lakhs Twenty Five Thousand Only (the "INITIAL PAYMENT") and the Contingent Amount in accordance with the terms of this Agreement.

2.1.2 On the Closing Date, the Purchaser shall pay to ISC an amount of Rupees 67,81,25,000 (Rupees Sixty Seven Crores Eighty One Lakhs and Twenty Thousand Only) (the "CLOSING PAYMENT"), being the Initial Payment less Rupees 8,75,00,000 (Rupees Eight Crores and Seventy Lakhs Only) (the "HOLDBACK AMOUNT"), by certified or cashiers cheque or wire transfer of immediately available funds to an account or accounts identified in writing by ISC prior to the Closing Date. Simultaneously, the Holdback Amount shall be remitted by the Purchaser into the Escrow Account, which amount shall be held in escrow by the Escrow Agent for the benefit of ISC in accordance with the Escrow Agreement.

2.1.3 Incidental to the aforesaid sale, ISC hereby also agrees and undertakes to initiate and complete all steps required for the transfer of the ISC Transferred Business as aforesaid, including the following:

      (a) wherever transferable, all licenses, registrations, or permits standing in the name of ISC for or in relation to the ISC Transferred Business shall be transferred in accordance with the procedures prescribed by law;

      (b)   the Movable Assets shall be transferred by delivery of possession;

      (c) the Contracts shall be novated in favour of the Purchaser on terms satisfactory to the Purchaser ("NOVATION AGREEMENTS");

      (d) the Lease Deeds shall be novated in favour of the Purchaser on terms satisfactory to the Purchaser;

      (e) Intellectual Property shall be transferred to the Purchaser on terms satisfactory to the Purchaser.

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2.1.4 On the Closing Date, subject to the fulfillment of the conditions precedent at Article 7 of the Agreement, the Purchaser shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions in this Agreement, the ISC Assumed Liabilities.

2.1.5 CONTINGENT AMOUNT

      (a) The Purchaser shall pay to ISC the Contingent Amount, determined in accordance with this Article 2.1.5 in the event that the Purchaser achieves or exceeds the following revenue (which shall be determined and accounted for in accordance with the Accounting Standards) targets during the period between the Closing Date and the first anniversary of the Closing Date (the "EARN OUT PERIOD"): (i) if revenue is less than Rupees 21,87,50,000, then no Contingent Amount shall be payable; (ii) if revenue is equal to Rupees 21,87,50,000, the Contingent Amount payable shall be Rupees 5,68,75,000; (iii) if revenue is equal to or exceeds Rupees 46,81,25,000, the Contingent Amount payable shall be Rupees 10,93,75,000; and (iv) if the revenue exceeds Rupees 21,87,50,000 but is less than Rupees 46,81,25,000, the Contingent Amount payable shall be as set out in ANNEXURE O hereto. The payment of the Contingent Amount by the Purchaser to ISC shall be guaranteed by an irrevocable unconditional corporate guarantee (in form and substance acceptable to ISC) provided by eFunds to ISC on or prior to the Closing Date. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the obligation of the Purchaser to make payment of the Contingent Amount to ISC shall be absolute and the Purchaser shall not be entitled to exercise any right of set off, counterclaim or deduction in relation to the Contingent Amount.

      (b) The Purchaser undertakes to ensure that the ISC Transferred Business is conducted in good faith during the Earn Out Period with a view to maximize the revenue generated during such period. The Purchaser further undertakes not to commit any act or omission in the conduct of the Business post the Closing Date that may affect the Contingent Amount including by way of postponement or deferral of any revenue and to recognize the same during the Earn Out Period, provided however that the Purchaser shall not be required to undertake any act or omission outside its ordinary and customary policies and procedures to achieve the aforesaid. Any suggestions made in writing by ISC in relation to the conduct of the ISC Transferred Business by the Purchaser during the Earn Out Period shall be considered by the Purchaser in good faith.

            Purchaser shall consult with ISC on any price reduction it wishes to extend to existing customers of the ISC Transferred Business, which could materially impact the revenues during the Earn Out Period. The amount of any such reduction in revenue during the Earn Out Period shall be calculated by multiplying the difference between the two rates times the number of billable days during the Earn Out Period for each ATM affected.

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            The total amount of the above reductions to revenues during the Earn
            Out Period shall be added to the revenues actually achieved from the specific customer(s) affected for purposes of computing the total revenues against which the Contingent Payment shall be made.

            For the purposes of the above adjustment, it is expressly agreed that any price reduction agreed to between ISC and the Bank of India prior to the execution of this Agreement, pursuant to extension or amendment of the agreements dated August 31,2001 and October 28,2003 between ISC and the Bank of India shall be added to the revenues actually received from the Bank of India under aforesaid agreement with the Bank of India provided that any increase in the Bank of India revenue hereunder shall not exceed Rupees 1,09,37,500.

            The Purchaser shall provide to ISC, monthly statements in relation to revenues achieved by the ISC Transferred Business, the order backlog and such other relevant information as may be reasonably requested by ISC. ISC shall, at its own cost, be entitled to undertake an audit (by an internationally recognized audit firm) of the information provided to it at the end of the Earn Out Period.

      (c)   The Contingent Payment, if and to the extent payable in terms of
            Article 2.1.5 (a) above, shall be made by the Purchaser to ISC by certified or cashier cheques or wire transfer of immediately available funds within a period of 30 days from the expiry of the Earn Out Period.

2.1.6 HOLD BACK

      (a) The Holdback Amount shall be remitted into the Escrow Account in accordance with Article 2.1.2 above.

      (b) On completion of two (2) years from the Closing Date and within 14 days thereof, the Purchaser shall pay to ISC, Rupees 4,37,50,000 of the Holdback Amount less any amounts for liquidated Costs or a mutually agreed reasonable estimate in relation to outstanding claims (the "UNRESOLVED CLAIMS") which have arisen but have not been settled pursuant to Article 10 hereof. On completion of three (3) years from the Closing Date and within 14 days thereof, the Purchaser shall pay to ISC the balance of the Holdback Amount less any amounts for liquidated Costs or a mutually agreed reasonable estimate in relation to outstanding claims (the "UNRESOLVED CLAIMS") which have arisen but have not been settled pursuant to Article 10 hereof. Upon the expiry of five (5) years, any Unresolved Claims shall, as soon as feasible and in any event not exceeding sixty (60) days from the expiry of such five (5) year period, be settled through mutual agreement between the Parties acting reasonably and such part of the remaining Holdback Amount less the amount for which the Unresolved Claim(s) have been settled shall be released by the Escrow Agent to ISC. Failing mutual

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            agreement in the aforesaid period, the Escrow Agent shall in any event release the remaining Holdback Amount to ISC.

2.1.7 BANK GUARANTEE

      On the Closing Date, ISC shall provide a bank guarantee to the Purchaser in relation to the indemnity obligations of ISC in terms of Article 10 hereof in form and substance acceptable to the Purchaser acting reasonably (the "BANK GUARANTEE"), which Bank Guarantee shall be effective from the Closing Date for a period of three years therefrom. Upon the expiry of three years from the Closing Date, the Bank Guarantee shall automatically terminate and the Purchaser shall not be entitled to raise any claim thereon. The maximum amount payable under the Bank Guarantee shall not:
      (a) during the period between the Closing Date until the expiry of one year therefrom, exceed Rupees 13,12,50,000; (b) upon the expiry of one year from the Closing Date but prior to the expiry of two years therefrom, exceed Rupees 8,75,00,000; and (b) upon the expiry of two years from the Closing Date but prior to the expiry of three years therefrom, exceed Rupees 4,37,50,000.

      The Purchaser shall be entitled to invoke the Bank Guarantee in relation to a Cost only in accordance with the procedure set out in Article 10.

2.1.8 Notwithstanding anything to the contrary herein contained or implied, it is expressly agreed and declared that the Purchaser shall not assume or be obligated to pay, perform or otherwise assume or discharge any liabilities of ISC which relate to the period on or before the Closing Date (regardless of whether they arise before on or after the Closing) whether direct or indirect, whether known or unknown, absolute or contingent whether or not arising from the ISC Transferred Business or the operation thereof ("PRIOR PERIOD LIABILITY") that are not ISC Assumed Liabilities (collectively the "EXCLUDED LIABILITIES"), including:

      (a)   Any Loans or Liens;

      (b) Any liability of ISC for any statutory levies including income tax, sales tax, service tax stamp duty or other like kind amounts which relate to a period or event(s) on or preceding the Closing Date and/ or liabilities pertaining to claims against ISC or any judgment, order, decree, ruling or charge, or any action, suit, grievance, arbitration, proceeding, hearing or investigation of, in, or before any Governmental Body or before any arbitrator, relating to any alleged or actual act or omission occurring or alleged or actual condition existing on or prior to the Closing (whether the liability accrues or arises before, on or after the Closing and including any liabilities relating to breach of Contracts or Leases prior to or by reason of the Closing);

      (c) Any contingent liability relating to the activities of the ISC Transferred Business agreed to be sold and transferred under or pursuant to this Agreement up to the Closing Date;

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      (d)   Any liability relating to the shareholders or purported shareholders of ISC arising from the Parties entering into this Agreement or otherwise including liability relating to claims by Capven Limited, ACI (India) Inc., ACI Worldwide Inc. USA, Tandem Computers International Inc. and/or Financial Software & Systems Private Limited;

      The Excluded Liabilities shall be and remain the liabilities of ISC and shall not be transferred by ISC to the Purchaser or deemed to be assumed by the Purchaser under or pursuant to this Agreement. In the event the Purchaser, on account of Excluded Liabilities, is required by law to incur any liability, ISC shall be liable to reimburse such amount in accordance with Article 10 below. Provided that nothing contained herein shall cast an obligation upon ISC to bear any liabilities in relation to the ISC Transferred Business arising from the conduct of the ISC Transferred Business on and from the Closing Date, which liabilities shall be solely to the account of the Purchaser.

2.2   ADJUSTMENT TO CLOSING PAYMENT

2.2.1 The Purchase Price has been agreed to between the Parties on the basis that the Net Current Assets as of the Closing Date will be Zero ("ASSUMED NET CURRENT ASSET VALUE"). For the purpose of computing the Net Current Assets under this Article 2.2, the amount outstanding from ISC on account of assets acquired on lease shall be excluded from Current Liabilities provided that the relevant leased assets are carried under fixed assets.

2.2.2 Determination of Net Current Assets:

      (i) On the Closing Date, ISC shall provide to the Purchaser an inventory of the Current Assets as well as an estimate of the aggregate value of the Net Current Assets of live ISC Transferred Business (the " NET CURRENT ASSETS CLOSING ACCOUNTS"). The Net Current Assets Closing Accounts will show ISC's estimate of the value of each Net Current Assets category as at the Closing Date (the "CLOSING NET CURRENT ASSET AMOUNT").

      (ii) At the option of the Purchaser, on or soon after the Closing Date, but not later than 5 days from the Closing Date, the Parties shall jointly conduct an inventory of the Net Current Assets and based thereon, within a period of fifteen (15) days from the Closing Date, confirm the information contained in the Net Current Assets Closing Accounts to determined the Closing Net Current Asset Amount.

      (iii) In the event that the Parties are unable to agree on the Closing Net Current Asset Amount within thirty (30) days after the Closing Date, the Parties shall appoint - Price WaterhouseCoopers (Chennai) to resolve the dispute (the "INDEPENDENT ACCOUNTANT"). The Independent Accountant shall deliver a report setting out the Closing Net Current Asset Amount to the Parties within thirty (30) days of his appointment. The Independent Accountant

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            shall act as an expert and not as an arbitrator and any decision made by the Independent Accountant shall be binding on the Parties.

      (iv) In order to assist the Independent Accountant in the preparation of his report, each of the Purchaser and ISC severally agree that it shall:

            (a) disclose to the Independent Accountant all relevant facts and information in its possession; and

            (b) promptly give to the Independent Accountant, all information, assistance and access to books of account, documents, files and papers which he may require.

            The Independent Accountant shall be entitled (to the extent he considers it appropriate) to rely on information provided or made available by any of the Parties.

      (v) The fees and expenses of the Independent Accountant shall be borne equally by the Purchaser and ISC. Such fees and expenses shall be paid within thirty (30) days of the decision of the Independent Accountant being notified in writing to the Parties.

2.2.3 If the Closing Net Current Asset Amount determined as per Article 2.2.2 is less than zero, ISC shall pay such difference to the Purchaser, within fourteen (14) days of the Parties mutually agreeing on the Net Current Assets Closing Account. Provided that if an Independent Accountant is appointed in accordance with Article 2.2.2 (iii) then the payment as aforesaid shall be made within fourteen (14) days of the Independent Accountant intimating the Closing Net Current Asset Amount to the Parties.

2.2.4 If the Closing Net Current Asset Amount determined as per Article 2.2.2 is higher than zero, then the excess shall be paid by the Purchaser to ISC within fourteen (14) days of the Parties mutually agreeing on the Closing Net Current Asset Amount. Provided that if an Independent Accountant is appointed in accordance with Article 2.2.2 (iii), then the payment as aforesaid shall be made within fourteen (14) days of the Independent Accountant intimating the Closing Net Current Asset Amount to the Parties.

2.3 eFunds agrees, acknowledges and confirms that upon its execution of this Agreement, its liability under or pursuant to this Agreement in respect of obligations of the Purchaser in terms of this Agreement shall be joint and several with the Purchaser and that ISC shall be entitled, in its absolute discretion, to enforce its rights and remedies under this Agreement or otherwise at law against either the Purchaser or eFunds.

2.4 The Purchaser agrees to take all necessary steps to ensure the appointment of MR. HARISH K. MURTHI to the office of a non-executive chairman and member of the advisory board of the Purchaser. It is agreed between the Parties that the term of office of Mr. Harish Murthi shall terminate upon the expiry of one year from the Closing provided that Harish Murthi shall be entitled to terminate his association with the Purchaser earlier by providing seven
      (7) days written notice to the Purchaser. The Parties agree that the Purchaser shall have the unilateral right to terminate the term of office of Mr. Harish Murthi in the event his conduct is against the interest of the Purchaser or he commits an act which is in non compliance with the code of conduct of the Purchaser including without limitation criminal misconduct and the like. Subject to applicable law, Mr. Harish Murthi shall, at his sole discretion, determine the quantum of his time and efforts to be utilized in his capacity as non-executive chairman including his participation in meetings of the advisory board of the Purchaser. It is agreed between the parties that Mr. Harish Murthi shall not be compensated for either of the above positions, although his reasonable out of pocket expenses incurred in the performance of his duties will be compensated. It is further agreed between the Parties that Mr. Harish Murthi shall not be entitled to exercise any rights or power with respect to operation and management of the ISC Transferred Business without the prior written approval of the Purchaser.

                                   ARTICLES 3
                              CLOSING AND PAYMENTS

3.1   CLOSING

      The Closing shall take place at Chennai no later than 5 Business Days from the date of the fulfillment of the terms and conditions hereof that are required to be fulfilled prior to the Closing.

3.2   ACTIONS AT CLOSING

3.2.1 On the Closing Date, ISC shall:

      (a) Transfer, by delivery of possession to the Purchaser, of all Movable Assets by actual and /or constructive delivery;

      (b) Deliver the following to the Purchaser, in form and substance satisfactory to the Purchaser:

            (i) documents, including permissions for transfer of software licenses, if any, required from any Person for transfer of the ISC Transferred Assets to the Purchaser, free and clear of all Liens but subject to such Liens that may subsist on account of the ISC Assumed Liabilities;

            (ii) Written consents from counter parties for the novation of the Contracts in favour of the Purchaser in place of ISC with effect from the Closing Date. It being clarified that the novation agreements shall be executed within a period of 30 days from the Closing Date with the exception of the agreements with the Bank of India, Karnataka Bank and United Bank of India, the novation agreements for which shall be executed on or before the Closing and delivered to Purchaser at Closing with effect from and subject to Closing (failing which, this condition precedent shall be deemed to have been fulfilled if written consent for novation including as to the form of novation is obtained from Bank of India, Karnataka Bank and/or United Bank of India);

            (iii) Written consents from the Landlords for the novation of the
                  Leases in favour of the Purchaser in place of ISC with effect from the Closing Date. It being clarified that, with the exception of the main premises lease for the operations / data centre in Mumbai, which shall be novated on or before the Closing with effect from and subject to Closing (failing which, this condition precedent shall be deemed to have been fulfilled if written consent for novation including as to the form of novation shall be obtained from the lessor) and delivered to the Purchaser at Closing, the novation agreements shall be executed within a period of 30 days from the Closing Date. For the avoidance of doubt, it is clarified that the main premises lease for the operations / data centre in Chennai is not being transferred pursuant to this Agreement and the Purchaser shall ensure that all Transferred Employees and ISC Transferred Assets based or located in such premises are shifted to alternate premises (arrangements in relation to which shall have been made by the Purchaser at least five Business Days prior to Closing) within a period of 15 days after the Closing Date.

            (iv) the originals or copies of the Records, provided that such Records are within the control of ISC;

            (v) Written consent from the all the Lenders of ISC who have provided secured loans (as listed in ANNEXURE C) for the novation of such loans with the Purchaser in place of ISC from the Closing Date along with a written confirmation from the relevant Lenders as to the cost of prepayment/foreclosure;

            (vi) Income Tax clearance certificate from the Income Tax Department under section 281 of the Income Tax Act;

            (vii) Written consent from First Leasing Company of India Limited for the novation of the financial leases entered into by ISC with it in relation to ATMs with the Purchaser assuming the rights and obligations of ISC under such leases;

            (viii) Certified copy of the minutes of the board of directors meeting of ISC approving the transfer of the ISC Transferred Business in favour of the Purchaser as contemplated herein and all such documents required to effect the transfer of the ISC Transferred Business in favour of the purchaser as contemplated herein;

            (ix) Evidence, in a form satisfactory to the Purchaser, that ISC has extended its Service Level Agreement on outsourcing of ATMs with United Bank of India dated January 6, 2004;

            (x) Written consent from the relevant licensors for the novation/assignment of the Intellectual Property in favour of the Purchaser in place of ISC with effect from the Closing Date.

            (xi) A duly executed Bank Guarantee as referred to in Article 2.1.7 hereof shall be provided to the Purchaser by ISC.

            (xii) A written opinion from ISC's legal counsel, Amarchand &
                  Mangaldas & Suresh A. Shroff & Co., in the form set out in ANNEXURE R hereto (which is to be agreed prior to Closing).

            (xiii)Officer's certificate in the form set out in ANNEXURE S duly executed by Harish Murthi in his capacity as Chairman and Managing Director of ISC.

3.2.2 The Purchaser agrees that the completion of the conditions set forth in
      Article 3.2.1 above shall require the joint effort of ISC and the Purchaser and undertakes to provide all reasonable assistance required by the ISC to ensure fulfillment of such conditions. Additionally, on the Closing Date, a duly executed corporate guarantee as referred to in
      Article 2.1.5 (a) hereof shall be provided by eFunds to ISC.

3.2.3 Concurrent with the fulfillment of the actions or deliveries by or on behalf of ISC in terms of Article 3.2.1 hereof, the Purchaser shall

      (a)   transfer the Closing Payment to ISC's account;

      (b) take into its employment as from Closing Date all the Transferred Employees upon terms and conditions of employment which are no less favorable taken as a whole than those applicable to them immediately prior to the Closing Date;

      (c) arrange for the Holdback Amount to be placed in escrow with the Escrow Agent in terms of the Escrow Agreement. The Escrow Agreement shall be executed on or prior to the Closing Date and all costs in relation to such escrow arrangement shall be borne by the Purchaser.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF ISC

Subject to the disclosures made during the course of the due diligence exercise undertaken by the Purchaser in relation to ISC and its business and specifically set out in ANNEXURE T (DISCLOSURE SCHEDULE), ISC hereby represents and warrants to Purchaser as follows:

(a)   ORGANIZATION

      ISC is a corporation duly organized and validly existing under the laws of India and has all relevant corporate power and authority necessary to (i) conduct its Business as currently conducted, and (ii) execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. This Agreement constitutes valid and binding obligations of ISC, enforceable against ISC in accordance with the terms hereof.

(b)   AFFILIATES

      ANNEXURE P sets forth for each Affiliate of ISC, its name and jurisdiction of incorporation.

(c)   COMPLIANCE WITH LAWS

      ISC has, substantially complied with and is currently in substantial compliance with all laws, ordinances, regulations, orders and administrative guidance applicable to the ISC Transferred Business.

(d)   NO BREACH

      The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Memorandum of Association or Articles of Association of ISC, (ii) any instrument, contract or other agreement to which ISC is a party or by or to which it or any of its assets or properties is bound or subject, including any Loans, Leases, or Contracts, or (iii) any statute, law, regulation, order, judgment or decree of any court or Governmental Body.

(e)   ABSENCE OF CHANGE

      1. The following financial statements, referred to collectively hereafter, as the "FINANCIAL STATEMENTS" were made available to the Purchaser for review prior to Closing: (i) audited balance sheet as at March 31, 2002, audited balance sheet as at March 31,2003, audited balance sheet as at March 31,2004 and unaudited balance sheet as at August 31,2004 and (ii) unaudited balance sheet as at December 31, 2004 ("MOST RECENT BALANCE SHEET DATE"). (The Financial Statements in clause (i) of this Article 4(e)(l), collectively, the "HISTORICAL FINANCIAL STATEMENT" and the Financial Statement in clause (ii) of this Article 4(e)(l), the "MOST RECENT BALANCE SHEET") Each Financial Statement has been prepared in accordance with the Accounting Standards (except for normal year end adjustments) and on a basis consistent with ISC's past accounting practices and fairly presents in all material respects, the financial condition of ISC as of such dates and the results of ISC's operations for the periods specified. The Most Recent Balance Sheet has been derived from the Historical Financial Statements and fairly presents in all material respects ISC's prospective financial position as of such date.

      2.    Since the Most Recent Balance Sheet Date:

            (i) there has been no event or circumstance which has occurred or developed that has resulted or could reasonably be expected to result in a Material Adverse Effect on the ISC Transferred Business; and

            (ii) except as disclosed in writing to the Purchaser prior to the Closing Date, ISC has conducted the ISC Transferred Business in the Ordinary Course of Business, nor has it, other than in the Ordinary Course of Business:

                  (A) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by ISC in the Business, whether or not covered by insurance;

                  (B) made any change in or amended or terminated any existing Benefit Plans or adopted any new Benefit Plan or provisioned to do any of the foregoing or made any commitment or incurred any liability to any labour union or employee association;

                  (C) terminated the employment of any Transferred Employee or received any notice of any impending resignation by any such Transferred Employee.

      3. On and from the date of execution of this Agreement, ISC undertakes to: (a) consult the Purchaser in relation to all material decisions pertaining to the operation of the ISC Transferred Business; and (b) obtain the prior written consent of the Purchaser, not to be reasonably withheld in the best interests of the ISC Transferred Business, for the implementation of any decision in relation to the ISC Transferred Business which is outside the Ordinary Course of Business.

(f)   LOANS, ACTIONS AND PROCEEDINGS

      (i) ISC has not taken any loans or borrowings of any kinds with respect to the ISC Transferred Business other than the Loans;

      (ii) Except as disclosed by ISC in ANNEXURE K, ISC is not a party to, and to ISC's best knowledge after reasonable inquiry has not received any notice in relation to any litigation or judicial, administrative or arbitration proceedings. There are no outstanding orders, judgments, injunctions, assessments, awards or decrees of any court, Governmental Body or arbitration tribunal against ISC in connection with the ISC Transferred Business.

(g)   TITLE TO ASSETS

      ISC has valid title (or leasehold interest with respect to capital leases) to all of the ISC Transferred Assets, free and clear of all Liens.

(h)   INVENTORIES

      Annexure L contains a list of the addresses of all establishments in which all of the Inventory including inventories lying with ISC is located as of the Effective Date. Each item of inventory is in working condition subject to normal wear and tear and is usable in the Ordinary Course of Business, and none of such items has been pledged or otherwise given as collateral.

(i)   MACHINERY

      ANNEXURE E hereto contains a complete list of all the machinery and equipment (including office equipment and fixtures) as of the date hereof which belong to the ISC Transferred Business. Each item of machinery and equipment is in working order subject to normal wear and tear, is currently capable of doing the work for which it is intended to be used by the ISC Transferred Business and meets all relevant safety regulations.

(j)   ATMS

      The ATMs owned or leased by ISC are equipped and function according to all applicable laws and regulations, network, network sponsor and bank regulations, requirements and rules and ISC is under no obligation with respect to its customers or suppliers for any current or pending upgrades, including compliance upgrades, relating to ATMs owned, leased or supplied by ISC. As at the Closing, 166 ATMs require upgrades in order to comply with 3DES standards in India. ANNEXURE U sets out the identifying number and location of each ATM owned or leased by ISC as at the Closing.

(k)   REAL PROPERTY

      ISC does not own any real property. The Leased Premises constitute substantially all of the real property used or occupied by ISC. The Leased Premises are sufficient for the conduct of the Business as now conducted by ISC.

      The Leases are in full force and effect in all material respects, and ISC holds a valid and existing leasehold interest under each of the Leases for the term set forth in ANNEXURE H. ISC has delivered to the Purchaser complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser.

      ISC is not in default in any material respect, and to the best knowledge of ISC no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases. To the best knowledge of ISC, no other party to any of the Leases is in default thereof.

(1)   CONTRACTS

      ANNEXURE G contains a complete list, as of the date hereof, of all Contracts. ISC has delivered to the Purchaser complete copies of all of the Contracts. All of the Contracts are in full force and effect and binding on the parties thereto in accordance with their terms and no condition exists which with notice or lapse of time or both would constitute default under the Contracts.

(m)   PERMITS

      ANNEXURE M hereto contains a complete list, as of the date hereof, of all Permits. ISC has delivered to Purchaser complete and accurate copies of all of the Permits. All of the Permits are in full force and effect and ISC has materially complied with all the terms and conditions of the Permits. Except for the Permits, there are no material permits that are necessary for the lawful ownership or use of the ISC Transferred Assets or operation of the ISC Transferred Business. All such Permits, approvals or authorisations are valid and have not been revoked or modified in any manner.

(n)   BENEFIT PLANS

      ANNEXURE J lists each Transferred Employee. As of the Closing Date, all amounts required to be paid by ISC to the Transferred Employees including under the Benefit Plans until the Closing Date have been paid or provided for. The said amounts are based on actual or, as the case may be, actuarial valuation that have caused to be conducted by ISC.

(o)   SUPPLIERS AND CUSTOMERS

      To the best of its knowledge, ISC is not aware that any of its suppliers or customers intends to cancel or otherwise modify its relationship with ISC other than in the Ordinary Course of Business.

(p)   TRANSFERRED EMPLOYEES

      ANNEXURE J contains a description of job titles, job responsibilities, age and the date of joining, and a break up of the remuneration rate paid by ISC as of the Closing Date, including monthly salary, bonus, allowance or other compensation of each of the Transferred Employees.

      (i)   Except as disclosed in writing by ISC to the Purchaser:-

            (a) ISC is neither a party to nor has negotiated, or has any obligations under, any agreement, collective bargaining or otherwise, with any party, with respect to any matter relating to compensation or working conditions of any of the employees of ISC or with respect to recognising or bargaining with any labour organisation, as of the date hereof;

            (b) ISC has not been charged or threatened with a charge of any unfair labour practice or other violation of applicable national, state, territorial, or local labour or labour related laws specifically with respect to the ISC Transferred Business; and

            (c) There are no existing or threatened labour strikes, slowdowns, disputes, grievances, disturbances or agitations relating to the ISC Transferred Business.

(q)   INSURANCE

      ANNEXURE N hereto sets forth a complete and accurate description of all policies of fire, casualty, liability, vehicular or other insurance held by or on behalf of ISC relating to the ISC Transferred Business. The originals thereof shall be made available to the Purchaser and shall be duly endorsed in favour of the Purchaser. Such policies are in full force and effect in relation to the ISC Transferred Business. ISC is not in default with respect to any provision contained in any such policy, and has not failed to give any notice or to present any claim under any such policy in due and timely fashion.

(r)   TAXES AND RETURNS

      ISC has withheld from all payments made by it, or otherwise collected, all amounts in respect of taxes levies or like kind amounts required to be withheld therefrom or collected by it prior to the date hereof, and has remitted same to the appropriate Governmental Body within the required time periods including the filing of periodical returns in connection therewith.

      It is agreed that the transaction contemplated in this Agreement is not subject to tax withholding under any Indian governmental regulation.

      To the knowledge of ISC, no claim has ever been made by a Governmental Body in respect of taxes levies, or other like kind assessments in a jurisdiction where ISC does not file tax returns but that ISC is or may be subject to tax, levies or other like kind assessments within such jurisdiction.

(s)   FULL DISCLOSURE

      ISC is not aware of any fact that ISC has not disclosed to Purchaser that materially adversely affects or is reasonably likely to materially adversely affect, the assets, properties, business, operations or conditions (financial or otherwise) of the ISC Transferred Business or the ability of ISC to perform this Agreement.

(t)   INTELLECTUAL PROPERTY

      ANNEXURE B sets out an accurate and complete list of all Intellectual Property used in the conduct of the ISC Transferred Business. ISC owns and possesses all right, title and interest in and to, or possesses the valid right to use, the Intellectual Property. ISC has not received any notice of infringement or misappropriation from any third party with respect to the Intellectual Property and to the knowledge of ISC, ISC is not currently infringing on the intellectual property of any other person. On Closing, Purchaser will be entitled to use all software developed by Affiliates of ISC for and as used by the ISC Transferred Business prior to the Closing Date, on a perpetual and royalty-free basis.

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants to ISC as follows:

(a)   ORGANISATION

      Purchaser is a company duly organised, validly existing and in good standing under the laws of India and has all corporate power and authority necessary to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Purchaser has taken or will take all actions necessary for execution, delivery and performance of this Agreement by the Purchaser under applicable law and this Agreement constitutes valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

(b)   COMPLIANCE WITH LAWS

      Purchaser has complied with and is currently in substantial compliance with all laws, ordinances, regulations, orders and administrative guidance applicable to it.

(c)   NO BREACH

      The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Memorandum of Association or Articles of Association of Purchaser, (ii) any instrument, contract or other agreement to which Purchaser is a party or by or to which it or any of its assets or properties is bound or subject, or (iii) any statute, law, regulation, order, judgment or decree of any court of Governmental Body.

(d)   TRANSFERRED EMPLOYEES

      The Purchaser will offer employment to Transferred Employees on the same terms as are applicable to them on the Closing Date. The Purchaser will set up Benefit Funds that correspond to ISC's Provident, Gratuity and Superannuation Trust Funds, to which all such transferable funds set up by ISC in respect of the Transferred Employees will be transferred to the Purchaser upon the Purchaser establishing corresponding funds and obtaining necessary approval from the concerned authorities.

(e)   ACTIONS AND PROCEEDINGS

      The Purchaser hereby warrants that (i) it is not a party to and not threatened with any litigation or judicial, administrative or arbitration proceedings; or (ii) there are no outstanding orders, judgments, injunctions, awards or decrees of any court, Governmental Body or arbitration tribunal against the Purchaser, that would prevent it from entering into this Agreement or consummating the transactions contemplated herein.

      The Purchaser hereby warrants that, to its knowledge, no investigation by any Governmental Body or agency is pending or threatened which may involve Mr. Harish K. Murthi as a party in his capacity as the non executive chairman of the Purchaser.

(f)   DUE DILIGENCE

      eFunds and the Purchaser have conducted and completed a business, technical, financial, accounting and legal due diligence in relation to ISC and the ISC Transferred Business to their satisfaction.

(g)   ADEQUATE FUNDS

      eFunds has and shall ensure prior to the Closing Date that the Purchaser has made adequate arrangements or has adequate funds for the payment of the Purchase Price. eFunds shall ensure that the Purchaser becomes its wholly owned subsidiary as soon as practicable upon execution of this Agreement and in any event, by no later than May 31, 2005.

                                    ARTICLE 6
                                    COVENANTS

(a)   FULFILLMENT OF CONDITIONS PRECEDENT

      The Parties shall use commercially reasonable efforts to fulfill the conditions set out in Articles 7 and 8 relating to their respective obligations to consummate the Closing. Where required by law or rules of procedure, the Parties shall also make joint applications.

(b)   ACCESS TO INFORMATION AND FACILITIES

      Prior to the Closing and subject to Article 12 hereunder, ISC shall give the Purchaser and the Purchaser's representatives access during normal business hours to all of the Contracts and Records pertaining to the ISC Transferred Business. ISC shall make the Transferred Employees available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request.

      Provided that ISC would not be required to provide such information, the provision of which would constitute a breach of confidentiality obligations applicable to ISC under law or any contractual arrangement.

(c)   TAX MATTERS

      After the Closing, the Parties shall make available to each other such records as either Party may require for the preparation of any tax returns or other similar governmental reports or forms required to be filed by either Party and such records as either Party may require for the defence of any audit, examination, administrative appeal or litigation of any such tax return or other similar governmental report or form.

(d)   NON-COMPETE FOR ISC

      (i) During the 3 year period following the Closing Date (the "RESTRICTED PERIOD") ISC, Capven, its successors or assigns shall not, either directly or indirectly through its Affiliates, majority owners, associates or group companies engage in any of the activities comprising the Business as of the Closing Date. In addition, ISC shall not, during the Restricted Period, engage in extensions of the Business which are agreed to be:

            (A) the formation of a "White Label" ATM Network involving the deployment, outsourcing or processing of ATMs or other customer-activated payment devices implemented on behalf of itself or for any entity other than Purchaser; and

            (B) the business of providing Merchant Acquiring Program outsourcing, terminal driving or processing support for any entity acting as Acquirer for POS and other customer-activated devices however configured or connected to the POS/Merchant Services processing platform.

      (ii) The above restrictions shall apply regardless of whether they are provided by ISC and, or Capven to the Indian market from a presence outside of India or whether ISC uses its presence in India to provide services to customers outside of India. Additionally, during the Restricted Period, ISC and, or Capven will not solicit the Transferred Employees for the purposes of engaging their employment.

      (iii) For the avoidance of doubt, it is hereby agreed that nothing contained in this Agreement shall prevent or restrict ISC, Capven or their associates, affiliates or owners from carrying on any or all of the following activities:

            (A) sale, lease or sale on hire-purchase of ATMs, ATM-related hardware and operating software; security products;

            (B) the sale, lease or sale on hire-purchase of POS terminals, related hardware and operating software; provision of ATM maintenance, health monitoring and content management except that these services may not be solicited for ATMs contracted with ISC prior to Closing, or for those ATMs added on to those existing contracts post-Closing or from a customer of ISC as of Closing, without consent of Purchaser;

            (C) maintenance services for POS terminals and related hardware and software;

            (D) sale and support of plastic cards (but not including their production and issuance under outsourcing arrangements as performed in the Business); development, sale and/or licensing of HMA Data / HMA Starware's proprietary software;

            (E) the business currently carried on by HMA Starware of licensing and support of Oasis 1ST switches, card related solutions and other such business; and

            (F) any other business whether or not related to the foregoing, which was not part of ISC Transferred Business or agreed to be extensions of the Business as of Closing.

      (iv) During the Restricted Period, Purchaser shall offer to ISC or its Affiliates the rights of first refusal for Second Line Maintenance
            (SLM) for ATMs implemented or under contract for future implementation on an outsourcing basis under ISC contracts with customers as of the Closing Date, and for ATMs supplied by ISC or its Affiliates in the future to Purchaser, Purchaser Affiliate, or any other Affiliate of the Purchaser in India in the event of such entity seeking to engage a third party service provider for such service. Purchaser shall also offer to ISC or its Affiliates the rights of first refusal for the supply of Triton Automated Teller Machines and Cash Dispensers and other self service devices where these are qualified for consideration provided that ISC or its Affiliate is an authorized distribution channel for those devices at the time of the transaction.

      (v) Reciprocally, ISC and its Affiliates shall, during the Restricted Period, provide the Purchaser with a right of first refusal for third party processing and networking solutions that may be required by them in relation to the deployment of ATMs, Cash Dispensers, Self-Service Terminals, POS terminals or other electronic transaction devices, and for the production and supply of plastic cards as may be required by ISC or its Affiliates.

      (vi) The Parties agree that these rights of first refusal for both Parties as mentioned in this Agreement are intended to enhance opportunities for mutual benefit by enabling them to work together and are subject to each party meeting the requirements of functionality, adherence to Service Level Agreements, preferential pricing reflecting competitive market conditions, and customer requirements which may apply in each instance.

(e) ISC shall, with respect to the ISC Transferred Business, during the period between the date of execution of this Agreement and the Closing Date:

      (i) properly and accurately prepare and file all national, state, territorial, local and other tax returns and reports required to be filed by all applicable statutes, laws and regulations (including the Income Tax Act of 1961);

      (ii) pay in full all national, state, territorial, local and other taxes, including all interests, penalties, and assessments, which shall or may be due and payable;

      (iii) be liable for all the taxes including all interests, penalties and assessments with respect to the assets or activities of ISC, prior to the Closing Date, irrespective of when such amounts are due and payable; and

      (iv) fully and completely comply with all tax withholding provisions in accordance with the applicable, national, state, territorial and local law including filing all proper and accurate national, state, territorial, and local returns for all periods for which returns were due, income tax and other wage withholdings and all the other amounts shown thereon to be due and payable concerning the employees of ISC.

(f) The Purchaser covenants that it shall obtain all licenses, permits and consents required by it (as listed in ANNEXURE V hereto) to carry on the ISC Transferred Business immediately upon the same being transferred in terms of this Agreement.

                                    ARTICLE 7
              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

All obligations of Purchaser under this Agreement are subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by Purchaser:

(a) ISC's representations and warranties contained in or made pursuant to this Agreement shall be true and correct as of Effective Date, and shall be true and correct as of the Closing Date as though such representations and warranties were made again on and as of such time;

(b) ISC shall have delivered to Purchaser, the documents required in Article 3.2.1.

(c)   i)    No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement or the transfer of the ISC Transferred Business to Purchaser, and no governmental regulations shall have been enacted which prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or the transfer of the ISC Transferred Business to the Purchaser; and

      ii) No action or proceeding by any Governmental Body or other Person or entity shall have been instituted or threatened which (a) might have an material adverse effect on the business, operations, assets, liabilities, or cash flows of the ISC Transferred Business or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby or any integration of the ISC Transferred Business with that of Purchaser and its Affiliates.

(d) eFunds shall have acquired Purchaser as a wholly owned subsidiary, provided that this condition precedent shall expire on May 31,2005.

                                    ARTICLE 8
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF ISC

All obligations of ISC under this Agreement are subject to the satisfaction, prior to or on the Closing Date of each of the following conditions, which may be waived by ISC.

(a) Purchaser shall have performed or complied with all covenants, agreements and conditions required by this Agreement to have been performed or complied with by it prior to or on the Closing Date;

(b) Purchaser's representations and warranties contained in or made pursuant to this Agreement shall be true and correct as of Effective Date, and shall be true and correct as of the Closing Date as though such representations and warranties were made again on and as of such time;

(c) eFunds shall have provided to ISC a duly executed corporate guarantee in accordance with Article 2.1.5 (a);

(d) All consents, permits and approvals which may be required in connection with the performance by the Purchaser of its obligations under this Agreement and the conduct of the ISC Transferred Business by the Purchaser upon its transfer in terms of this Agreement shall have been obtained on terms satisfactory to ISC; and

(e) The Purchaser shall have executed, and shall have caused the Escrow Agent to execute, the Escrow Agreement in form and substance satisfactory to ISC (which shall also be a party to the Escrow Agreement).

                                    ARTICLE 9
                            TERMINATION OF AGREEMENT

9.1   TERMINATION BY NOTICE

      This Agreement may be terminated prior to the Closing by written notice from the Party electing to terminate this Agreement to the other Party hereto ("NOTICE"), as follows:

      (a) At the election of Purchaser, if there has been a material breach of any covenant, representation or warranty of ISC hereunder, and such breach has not been remedied within thirty (30) days after ISC shall have received a Notice from Purchaser, which termination shall take effect as of the 30th day after receipt of the Notice;

      (b) At the election of ISC, if there has been a material breach of any covenant, representation or warranty of Purchaser hereunder, and such breach has not been remedied within thirty (30) days after Purchaser shall have received a Notice from ISC, which termination shall take effect as of the 30th day after receipt of the Notice;

      (c) At the election of either Party hereto, with effect as of the receipt of the Notice by the other Party hereto, if any legal or administrative proceedings is commenced or threatened by any Governmental Body or other Person directed against the consummation of the Closing of any of the transfers contemplated hereby and such party hereto, acting solely on the basis of a legal opinion received from a reputed senior counsel acceptable to both Parties, is advised that it is impossible or materially adverse to it to proceed in view of such legal or administrative proceeding or threat thereof;

      (d) At the election of either Party hereto, with effect as of the receipt of the Notice by the other Party hereto, if the Closing does not occur on or before June 30, 2005, provided mat the right to terminate this Agreement under this clause (d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date. It being clarified that a refusal by a third party, whose consent is required in terms of this Agreement, to accord such consent shall not constitute a failure on part of the Party responsible for obtaining such consent, subject to such Party having undertaken reasonable efforts to obtain such consent.

9.2   TERMINATION BY AGREEMENT

      At any time on or prior to the Closing Date, the Parties hereto may terminate this Agreement by mutual written consent, and such termination shall take effect immediately unless the Parties shall agree otherwise. Upon the slump sale contemplated by this Agreement being consummated, this Agreement shall remain valid and binding for a period of three years from the Closing Date and shall automatically terminate thereafter.

9.3   EFFECT OF TERMINATION

      If this Agreement is terminated pursuant to this Article 9, all obligations of the Parties shall terminate, except for the obligations set forth in this Article 9.3 and Article 10,11,12,15 and 16, which shall survive the termination of this Agreement, and except that no such termination shall relieve either Party from any liability accruing prior to such termination.

      In the event the transaction contemplated in this Agreement is not consummated for any reason whatsoever, the Purchaser shall not, for a period of two (2) years from the date of termination of this Agreement, utilize any confidential information obtained by it from ISC for the purposes of soliciting customers of ISC.

                                   ARTICLE 10
                                 INDEMNIFICATION

(a) ISC shall indemnify, save and hold harmless the Purchaser, and its successors and assigns, officers, directors and employees and representatives of Purchaser from and against any and all costs, losses, claims, liabilities, damages, lawsuits, judgments and expenses (including reasonable legal fees and court or other fees and costs) (collectively, hereinafter the "COSTS") in connection with or arising out of any breach of, or inaccuracy with respect to, any covenant or representation or warranty or undertaking by ISC herein contained.

(b) The indemnity as aforesaid shall relate only to actual losses directly incurred by the Purchaser. Any claim for indemnity pursuant to this Section shall be made by the Purchaser by notice in writing to ISC. Notwithstanding anything to the contrary contained in this Agreement, but absent fraud, the liability of ISC to indemnify the Purchaser pursuant to this Agreement shall under no circumstances exceed: (a) Rupees 26,25,00,000 in the aggregate from the Closing Date until the first anniversary of the Closing Date; (b) Rupees 17,50,00,000 in the aggregate during the period between the first and second anniversary of the Closing Date; and (c) Rupees 8,75,00,000 in the aggregate between the second and third anniversary.

(c) Provided that ISC shall not be liable for any Costs unless the aggregate amount of all Costs exceeds Rupees 87,50,000 (the "THRESHOLD") (except for liability on account of fraud and Prior Period Liability) after which ISC shall be liable for all such Costs subject to the limitations contained in this Article 10. Only individual costs of not less than Rupees 8,75,000 (the "DEMINIMIS AMOUNT") shall be taken into account for arriving at the Threshold and the Purchaser shall not have any recourse to ISC for individual costs less than Rupees 8,75,000. Provided that individual claims of a like nature may be aggregated for the purposes of arriving at the Deminimis Amount. The Purchaser, and its successors and assigns, officers, directors and employees shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses, which in the absence of mitigation might give rise to a liability in respect of any claim for indemnity.

(d) Where the Cost is on account of a third party claim (arising from the breach of a representation, warranty, covenant or undertaking of or provided by ISC under this Agreement) on the Purchaser, ISC shall, on a quarterly basis, reimburse in arrears all reasonable costs incurred in relation to the Purchaser's conduct of the defense (including any appeals) against such claim provided that such defense and appeals are conducted in a manner directed by ISC acting reasonably and in good faith and the claim has been promptly notified by the Purchaser to ISC, together with all relevant papers, within a period of 20 days, or lesser period if mandated by the nature of the claim, of such claim being received by the Purchaser. In such cases, ISC's liability to indemnify the Purchaser in respect of the amount claimed by the relevant third party shall arise only upon such claim being finally determined (by the relevant judicial authority) or settled with the prior written consent of ISC.

(e) Purchaser shall indemnify, save and hold harmless ISC, and the successors and assigns, officers, directors, employees and representatives of ISC from and against any and all Costs in connection with or arising out of or resulting from (a) any breach of any covenant or representation or warranty of the Purchaser herein contained; and (b) the ISC Transferred Business where such costs are related to or arising out of actions performed or omitted by the Purchaser that occurred post Closing other than Assumed Liabilities that are pre Closing, or incidents or ' occurrences that occurred post Closing, or labour disputes that occurred post Closing.

(f) Any representation, warranty, undertaking or covenant that is the subject of a claim or dispute asserted in writing prior to the expiry of three (3) years from the Closing Date shall survive with respect to such claim or dispute until the final resolution thereof. The representations and warranties shall expire and the Purchaser shall not be entitled to submit a claim for indemnification by ISC upon the expiry of the period of three years from the Closing Date as set out hereinafter, unless submitted on or by the expiry of such three-year period. Upon the expiry of the aforesaid three year period, all claims for indemnity, irrespective of whether such claims arise on account of the breach of a representation, warranty or covenant contained in this Agreement, shall be deemed to have been waived by the Purchaser unless it was submitted on or by the expiry of the three year period as aforesaid.

(g) In the event of a claim for indemnity in relation to Cost(s) incurred by Purchaser validly arising in accordance with the procedure set out in this
      Article 10, the Purchaser shall first submit its claim in writing for indemnity in relation to such Cost(s) to ISC. In the event of ISC failing to make payment of such valid claim for indemnity for Cost(s) within a period of 14 days of receipt of such claim, the following sequence shall be adhered by the Purchaser in respect of the Cost(s), or such part thereof, to the extent finally determined or settled with the concurrence of ISC. : (i) the amount shall be withdrawn from Holdback Amount in escrow in accordance with the terms of the Escrow Agreement; (iii) if withdrawal as aforesaid from the Holdback Amount is insufficient to meet the Cost(s), only then may the amount be withdrawn under the Bank Guarantee.

                                   ARTICLE 11
                                    EXPENSES

Except as specifically provided below, each Party agrees to be responsible for the payment of all expenses incurred by or on its behalf in connection with the preparation, authorisation, execution and performance of this Agreement, including all fees of counsel, accountants and consultants and any taxes or similar levies due and payable by it in accordance with applicable law or regulations in respect of such transfer(s). Provided however that all costs associated with or related to the transfer of the ISC Transferred Business by ISC to the Purchaser in terms of this Agreement, including but not limited to software license transfer charges, stamp duty, registration charges, premium, if any, payable for assignment of contracts including Leases, prepayment/foreclosure charges if the Purchaser opts to prepay or foreclosure any liabilities being transferred to it in terms of this Agreement, shall be borne exclusively by the Purchaser..

                                   ARTICLE 12
                                 CONFIDENTIALITY

12.1 All information, other than the information acquired by the Purchaser as a part of the ISC Transferred Business which shall be confidential information of the Purchaser only, supplied by any Party to the others in connection with this Agreement, as well as the contents of this Agreement are confidential between the Parties, who will cause their employees, consultants and agents to maintain such confidentiality.

12.2 Each Party also agrees that it shall not, without the other Party's prior written consent, disclose or allow to be disclosed any such confidential information to anyone, except to its relevant officers and employees and then only to such extent as may be necessary for the performance of its obligations under this Agreement. The Parties shall take all necessary precautions to keep the confidential information secret and confidential and to restrict its use in the manner provided herein.

      The term "confidential information" as used hereto means: (a) any information concerning the organisation, business, technology, trade secrets, know-how, finance, transactions or affairs of the Parties hereto or any of their respective Affiliates, directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date hereof), and (b) any information or materials prepared by a Party that contains or otherwise reflects, or is generated from, confidential information.

12.3 The above obligations shall not apply to information disclosed by any Party to the others which:

      (a)   at the time of such disclosure is in the public domain;

      (b)   is required by court order or applicable law; or

      (c)   is required for the purpose of enforcing this Agreement.

                                   ARTICLE 13
                                    SURVIVAL

(a)   REPRESENTATIONS AND WARRANTIES

      All representations and warranties made in this Agreement or pursuant hereto, or in any certificate or other writing delivered pursuant hereto, or in connection herewith, shall survive the Closing and shall remain in effect for a period of 3 years after the Closing Date.

(b) Except as set out in Article 10(f), this Agreement and the provisions hereof shall terminate three (3) years from the Closing Date. Notwithstanding anything to the contrary hereunder, Articles 93, 10, 12, 13, 14.1, 15 and 16 shall survive expiry/termination of this Agreement.

                                   ARTICLE 14
                                     GENERAL

14.1  NOTICES

      All notices required or permitted hereunder shall be in writing and in the English language and shall be sent by internationally recognized courier or by facsimile transmission addressed to the address of each Party set forth below, or to such other address as such other Party shall have communicated to the other Party. Notice shall be deemed to have been served when received (and in the case of facsimile transmission, provided that a confirming copy is sent to the other Party in accordance with the non-facsimile notice delivery requirements)

            If to ISC:                 Harish Murthi
                                       Chairman and Managing Director,
                                       India Switch Company Private Limited.
                                       5, Mezzanine Floor,
                                       Thapar House,
                                       43-44 Montieth Road,
                                       Egmore,
                                       Chennai - 600 008

            If to the Purchaser:       Subhajit Chowdhury
                                       226,Udyog Vihar,
                                       Phase 1, Gugaon - 122016

            With a copy to:            Noshir Kathok
                                       3rd Floor, Fairmont,
                                       Hiranandani Business Park,
                                       Powai, Mumbai-400076

14.2  ASSIGNMENT

      Neither of the Parties hereto may assign its rights, benefits and obligations in whole or in part hereunder without the prior written consent of the other Party.

14.3  FURTHER ASSURANCE

      Each of the Parties agrees to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement. The Parties hereto shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as either of the Parties hereto may reasonably request in order to carry the provisions of this Agreement into full force and effect.

14.4  VARIATION

      Any variation of this Agreement shall be mutually agreed in writing and executed by or on behalf of each of Purchaser and ISC.

14.5  NO WAIVER

      No waiver by any Party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof. No delay or omission of any Party to exercise any right hereunder on one occasion in any manner shall impair the exercise of any such right on any other occasion.

14.6  COUNTERPARTS

      The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

                                   ARTICLE 15
                                  GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of India and the Parties agree to the exclusive jurisdiction of the Courts of Mumbai.

                                   ARTICLE 16
                       ARBITRATION AND DISPUTE RESOLUTION

16.1 The Parties hereto agree that they shall use all reasonable efforts to resolve between themselves any disputes, controversy or claim arising out of or relating to this Agreement, other than a dispute the resolution of which is specifically provided for in this Agreement. In particular, the Parties agree that discussions will be carried out between senior level officers of the Parties within a maximum period of forty-five (45) days from the date that written notice of the details of the issue in dispute, controversy or claim shall have been given by one Party to the other.

16.2 If the Parties fail to resolve the matter in accordance with the preceding paragraph and within the period prescribed therein, all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration and Conciliation Act, 1996 including any modification or any enactment thereafter. The arbitral tribunal shall consist of three arbitrators and each Party shall be entitled to appoint one arbitrator each and the two appointed arbitrators shall appoint the third arbitrator. The arbitration shall be conducted in Mumbai in accordance with the Arbitration and Conciliation Act, 1996, the relevant provisions of which are deemed to be incorporated by reference into this Article. The language of the arbitration shall be English. The decision of the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in India or elsewhere.

                                   ARTICLE 17
                                   PARTNERSHIP

Nothing in this Agreement shall constitute a partnership between the Parties hereto under applicable Indian laws.

                                   ARTICLE 18
                                 PLEDGING CREDIT

Nothing in this Agreement shall give either Party the right to pledge the credit of or incur liabilities or obligations binding on the other Party.

                                   ARTICLE 19
                                ENTIRE AGREEMENT

This Agreement along with the Exhibit and Annexures and Schedules hereto represents the entire agreement as to the subject matter hereof, and supercedes any prior understandings between the Parties on the subject matter hereof.

                                   ARTICLE 20
                                  FORCE MAJEURE

Neither Party shall be liable by reason of failure or delay in the performance of its obligations under this Agreement if such failure or delay is caused by acts of God, strikes, lockouts, war or any other cause beyond its control and without its fault or negligence.

                                   ARTICLE 21
              INVALID PROVISIONS NOT TO INVALIDATE WHOLE AGREEMENT

In the event of any one or more of the provisions contained in this Agreement being waived, modified or altered, none of the other provisions hereof shall in any way be affected or impaired thereby. If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respects under any applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired. Where the provisions of such applicable law may be waived they are hereby waived by the Parties to the full extent permitted so that this Agreement shall be deemed to be valid and binding and enforceable in accordance with its terms. If any provision of this Agreement becomes invalid, the Parties agree to substitute such invalid provision with a new provision which legally serves the purpose of the invalid provision to the furthest possible extent.

IN WITNESS WHEREOF these presents together with the Exhibit and Annexures and Schedules annexed and signed have been executed by the Parties as follows:

For and on behalf of                         For and on behalf of
India Switch Company                         eFunds International India Private
Private Limited                              Limited

/s/ Harish K. Murthi                         /s/ Kathleen Flanagan

Name: Harish K. Murthi                       Name: Kathleen Flanagan

Designation: Chairman & Managing Director    Designation: Director

For and on behalf of
Classic Payment Solutions and Services
Private Limited

/s/ Raman Sharma

Name: Raman Sharma

Designation: Director

                            LIST IDENTIFYING CONTENTS
                              OF OMITTED SCHEDULES

The following Exhibits and Schedules have been omitted from this Exhibit 2.2:

Annexure A   Benefit Plans
Annexure B   Intellectual Property
Annexure C   Assumed Liabilities
Annexure D   Current Assets
Annexure E   Equipment
Annexure F   Fixtures
Annexure G   Contracts
Annexure H   Leases
Annexure I   Lenders
Annexure J   Transferred Employees
Annexure K   Litigation
Annexure L   Inventory
Annexure M   Permits
Annexure N   Insurance
Annexure O   Contingent Amount
Annexure P   Affiliates
Annexure R   Legal Opinion
Annexure S   Officer's Certificate
Annexure T   Disclosure Schedule
Annexure U   ATMs
Annexure V   Required Consents

The registrant will furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon the request of the Commission.